Exhibit 10.39

English Translation

Polysilicon Sales and Purchase

Agreement

Contract No. : DQLY100712

SFBE-100712-DQ

Between

Chongqing Daqo New Energy Co., Ltd.

(Party A)

And

Jiangsu Linyang Solarfun Co., Ltd.

(Party B)

Party A and Party B, through friendly negotiation, reached the following agreement on the purchase of solar grade polysilicon. The parties shall abide by the following terms and conditions:

Article 1: Subject Matter

1.1 Solar grade polysilicon (hereinafter referred to as “Goods”).

Article 2: Quantity, Price

Item No.	Name of Goods	Quantity	Price (including 17% tax)	Remarks
1	Polysilicon	150,000kg	Based on orders to be issued on a monthly basis after negotiation	To satisfy the first grade in the national standard system (for approval); 50 ton to be supplied in August, 50 ton to be supplied in September, 50 ton to be supplied in October

Total: To be determined by the actual sales price for each month

Article 3: Payment Terms

3.1 Party A shall provide Party B with the VAT invoice upon receipt of the Goods according to the actual amount that Party B receives. Party B shall make payment to Party A within 7 business days upon receipt of the invoice by T/T.

Article 4: Requirements of Packing and Marking and Delivery Terms

4.1 Packing: Party A shall bear the cost of package. The package shall be suitable for long-distance highway transportation.

4.2 Marking: Party A shall mark the name of manufacturer, lot number, specification, weight and date of production on the outer package and inner package as required by Party B.

4.3 Condition of Delivery: Party A shall deliver the Goods to Party B after the agreement is entered into.

4.4 Place of Delivery: the place of delivery shall be the warehouse at the location of Party B’s factory.

4.5 Method of Delivery: Party A shall deliver the Goods to Party B.

4.6 Transfer of title: title to the Goods, together with the risk of damage or loss, shall transfer to Party B upon delivery.

Article 5: Quality Guarantee

5.1 The quality of solar grade polysilicon sold by Party A to Party B under this Agreement satisfies the first grade in the national standard system (for approval) of polysilicon materials in the People’s Republic of China.

5.2 Party B shall inspect the quality of Goods within 15 days after receipt of Goods (every 10 tons) and notify Party A in writing of its objection within such period in the event of any quality deficiency. Otherwise, Goods supplied by Party A shall be deemed to have met the quality requirements agreed upon by both parties.

Article 6: Effectiveness, Term and Termination of the Agreement

6.1 This Agreement shall take effect after it is signed and affixed with seal by the representatives of both parties.

6.2 If either party fails to perform its obligations under this Agreement and fails to make remedies for its non-performance or breach of obligations within 15 days after being required by the other party, the other party can terminate this Agreement by written notice.

6.3 The Articles of Confidentiality, Liability for Breach of Contract and Dispute Resolutions shall survive termination, cancellation or invalidation of this Agreement.

Article 7: Liability for Breach of Contract

7.1 If Party B fails to perform its obligations hereunder after the Agreement takes effect, Party B will be deemed to have breached this Agreement and will assume the corresponding liability for breach of contract.

7.2 If Party A fails to make delivery according to the schedule as set forth herein and delays for 10 days, Party A shall be deemed to have breached this Agreement and shall pay the liquidated damages amounting to 0.1% of the total amount of the price for the undelivered Goods each day to Party B, but such liquidated damages shall not exceed 5% of the total amount of the price for the undelivered Goods.

7.3 If Party B fails to make payment according to the payment schedule specified herein and delays for 10 days, Party B shall be deemed to have breached this Agreement and shall pay the liquidated damages amounting to 0.1% of the total amount of the unpaid price each day to Party A, but such liquidated damages shall not exceed 5% of the total amount of the unpaid price under this Agreement.

Article 8: Applicable Laws

8.1 The establishment, effectiveness, interpretation, performance and dispute settlement shall be subject to the laws of the People’s Republic of China.

8.2 Any dispute arising from the performance of and in relation to this Agreement shall be settled through friendly negotiation first. If such negotiation fails to reach an agreement, either party may initiate a lawsuit at the People’s Court where the plaintiff locates.

Article 9 Miscellaneous

9.1 This Agreement shall be executed in two counterparts in Chinese and each of which shall be held by each party. Copy of this Agreement through facsimile shall have the same legal effect as this Agreement.

9.2 Anything not included herein shall be supplemented with supplemental agreements through friendly negotiation by both parties. The supplemental agreements shall enjoy the same legal effect as this Agreement.

Party A: (Seal) Chongqing Daqo New Energy Co., Ltd.

Address: Wanzhou Industry Park, Chongqing City

Fax: 023-64866686/025-66980592

Tel: 023-64866666/025-66980597

Bank of deposit: Operation Department, Chongqing Wanzhou Branch, China Construction Bank

Account No.: 50001303600050207456

Legal representative or authorized representative:

Date:

Party B: (Seal) Jiangsu Linyang Solarfun Co., Ltd.

Address: No. 888, Linyang Road, Qidong City, Jiangsu Province

Fax: 0513-83606227

Tel: 0513-83606228

Bank of deposit:

Account No.:

Legal representative or authorized representative:

Date: